State of Delaware
Secretary of State
Division of Corporations
Delivered 10:25 AM 09/10/2010
FILED 10:18 AM 09/10/2010
SRV 100897393 - 4424969 FILE

CERTIFICATE OF DESIGNATION

SERIES B PREFERRED STOCK
($.001 Par Value)
of

SABRE INDUSTRIAL, INC.

Pursuant to Section 151 of the General Corporation Law

Sabre Industrial, Inc., a corporation organized and existing under the law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of Delaware, DOES HEREBY CERTIFY as follows:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended ("Certificate of Incorporation"), the Board of Directors of the Corporation by resolution adopted by written consent in lieu of meeting dated September 9, 2010, adopted the following resolution creating a series of 1,000 shares of Preferred Stock, $.001 par value per share, designated as Series B Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Preferred Stock" and the number of shares constituting such series shall be one thousand (1,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

Section 2. Dividends and Distributions.

(A) Dividends. In the event the Corporation declares a dividend payable to holders of any class of stock, the holder of each share of Series B Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's Common Stock into which that holder's Series B Preferred Stock could be converted on the record date for the dividend.

(B) Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of One Cent ($.01) per share, after which the holders of Series B Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series B Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation's Common Stock into which that holder's Series B Preferred Stock could be converted on the record date for the distribution.

Section 3. Voting Rights. The holders of shares of Series B Preferred Stock shall have no voting rights.

Section 4. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5. Redemption. At any time after the Option Expiration Date identified in Section 7 below, the Corporation shall be entitled to redeem the shares of Series B Preferred Stock by giving written notice to the registered holders thereof not less than 15 days nor more than 60 days prior to the redemption date. Each such notice shall state (1) the redemption date, (2) the number of shares to be redeemed from each holder, and (3) the place where certificates for the Series B Preferred Stock are to be surrendered. Upon surrender in accordance with said notice of certificates for the shares to be redeemed, such shares shall be redeemed at a price of $.001 per share. Notice having been given, upon the redemption date (unless the Corporation shall default in paying the redemption price), said shares shall no longer be deemed to be outstanding.

Section 6. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or adoption of a directors' resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

Section 7. Conversion. The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of the Series B Preferred Stock into shares of Common Stock (the "Conversion Rights"):

(A) Conversion. For purposes hereof, the "Option Effective Date" shall be the date on which the Corporation files with the Securities and Exchange Commission a Current Report on Form 8-K pursuant to Item 5.06 reporting that the Corporation has ceased to be a shell company. Subject to and in compliance with the provisions of this Section 7, any shares of Series B Preferred Stock may, at any time after the Option Effective Date, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion"). Each share of Series B Preferred Stock shall be convertible into that number of common shares which shall equal (a) nine-tenths of a percent (0.9%) of the total of (i) the fully diluted shares of common stock of the Corporation outstanding on the Option Effective Date plus (ii) the shares issuable upon the conversion of 1000 shares of Series B Preferred Stock, divided by (b) one thousand (1,000).

(B) Mechanics of the Conversion. Upon a Conversion, the holder of Series B Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a completed Notice of Conversion in the Form of Exhibit A. Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted. The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

Section 8. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

Section 9. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) upon personal delivery to the legal counsel for the party to be notified, (iii) when sent by confirmed facsimile to the party or the party's legal counsel if sent during normal business hours of the recipient; if not, then on the next business day, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 10th day of September, 2010.

SABRE INDUSTRIAL, INC.

/s/ Michael Anthony
Michael Anthony
Chief Executive Officer

Exhibit A
NOTICE OF CONVERSION

Reference is made to the Certificate of Designation of SERIES B PREFERRED STOCK dated September 10, 2010 (the "Certificate of Designation"), of SABRE INDUSTRIAL, INC., a Delaware corporation (the "Corporation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, par value $0.001 per share (the "Preferred Shares") indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:______________________________

Number of Preferred Shares to be converted:______________________________

Please confirm the following information:

Number of shares of Common Stock to be issued:___________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:______________________________

Address:______________________________

____

Facsimile Number:______________________________

Authorization:______________________________

By: ______________________________

Title: ______________________________